AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED AGREEMENT (the "Agreement") is made as of the 21st day of June, 2001, by and between ICG Communications, Inc., ICG Holdings, Inc., ICG Services, Inc., ICG Equipment, Inc., and ICG Telecom, Inc. (collectively, "Employer" or the "Company") and Randall Curran (the "Executive").

                                    RECITALS

     WHEREAS, the Company and Executive previously entered into an employment agreement, dated as of September 25, 2000 (the "Prior Agreement"); and

     WHEREAS, the Company desires to provide for the continued employment of Executive and to make certain changes in Executive's employment arrangements with the Company which the Company believes will reinforce and encourage the continued attention and dedication to the Company of Executive, in the best interest of the Company and its constituencies; and

     WHEREAS, Executive desires to be employed by the Company as provided herein; and

     WHEREAS, the Company and Executive wish to amend and restate the Prior Agreement, which agreement shall be superceded by this Agreement,

     NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

     1. Employment. The Company agrees to employ Executive and Executive agrees to be employed on a full-time basis by the Company or by such of its subsidiary or affiliate corporations as determined by the Company, for the period and upon the terms and conditions hereinafter set forth, conditioned upon Executive permanently relocating to the Denver Metropolitan area by October 1, 2001.

     2. Term. The employment of Executive by the Company as provided in Section 1 hereof shall commence on the date hereof and shall continue until terminated in accordance with the terms hereof; provided, that at the end of each calendar month, the Executive's employment shall be extended through the end of the


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immediately  following  calendar  month unless notice of non-renewal is given by the Company to the Executive not later than 15 days prior to the end of any such calendar month. The period during which the Executive is employed by the Company pursuant to this Agreement is referred to herein as the "Employment Term," and upon termination of Executive's employment with the Company for any reason whatsoever (including breach or alleged breach of this Agreement by the Company), the Employment Term shall be terminated. The date on which the Employment Term ends is referred to herein as the "Termination Date."

     3. Position and Duties. During the Employment Term, Executive shall serve as Chief Executive Officer ("CEO") of the Company and shall have such responsibilities, duties and authority as the Company's Board of Directors (the "Board") and the Special Executive Committee of the Board (the "Special Committee") shall determine from time to time, so long as such responsibilities, duties and authority are consistent with those of Executive as of the date hereof. Executive shall devote substantially all his working time and efforts to the business and affairs of the Company and shall use his best efforts to carry out his responsibilities faithfully and efficiently in a professional manner; provided, however, that it is understood that reasonable time for personal financial matters and charitable activities shall not constitute a violation of this Agreement.

     4. Place of Performance. During the Employment Term, Executive's place of performance of his services shall be Denver Metropolitan Area, except for required travel by Executive on the Company's business to an extent substantially consistent with his present business travel obligations or as may be reasonably required by the Company.

     5. Compensation and Benefits.

     (a) Salary. During the Employment Term, the Company shall pay to Executive an annual base salary of Nine Hundred Thousand Dollars ($900,000) or Seventy Five Thousand Dollars ($75,000) per month (the "Base Salary," such salary to be paid in periodic installments in accordance with the Company's payroll practices then in effect. The Base Salary may be increased from time to time in accordance with normal business practices of the Company and, if so increased, shall not thereafter be reduced. Compensation of Executive by salary payments shall not be deemed exclusive and shall not prevent Executive from participating in any other compensation or benefit plan of the Company. The Base Salary payments hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any


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way limit or reduce the obligation of the Company to pay Executive's Base Salary hereunder.

     (b) Performance Bonus. During the Employment Period Executive shall be eligible to receive a performance bonus, based on the Company meeting certain financial targets set by the Company's Board and the Special Committee ("Performance Bonus"). With respect to the Performance Bonus relating to fiscal 2001 (the "2001 Bonus"), Executive's Performance Bonus shall be earned as follows: the Executive shall earn (i) $100,000 if the Company (on a consolidated basis with its subsidiaries) achieves $31 million EBITDA (the "2001 Bonus Threshold") and (ii) $100,000 for each $1 million in excess of the 2001 Bonus
Threshold; provided, however, that, in no event shall EBITDA in excess of $39 million be taken into account in determining the 2001 Bonus, with the result that the 2001 Bonus shall not exceed $900,000. Executive may be eligible to receive a Performance Bonus during subsequent years in amounts of up to one year's Base Salary then in effect based upon performance targets to be established at the discretion of the Company's Board or the compensation committee thereof.

     (c) Reorganization Bonus. Executive shall be eligible to receive a reorganization bonus (the "Reorganization Bonus") equal to $900,000, payable in a lump sum ten (10) days after either (x) confirmation of a plan of reorganization for the Company in its currently pending Chapter 11 cases or (y) consummation of a sale of substantially all the assets of the Company in the Chapter 11 cases; provided, that such condition is met on or prior to December 31, 2001. If either of conditions (x) or (y) above is met following December 31, 2001, a portion of the Reorganization Bonus may become payable, provided that the amount of the Reorganization Bonus shall be reduced by $100,000 (but not below $0) for each whole one-month period immediately following December 31, 2001. For purposes of clarity of this Section 5(c), in the event that condition
(x) or (y) above is met during the month of March 2002, Executive shall be entitled to a Reorganization Bonus equal to $700,000. Notwithstanding the foregoing, if conditions (x) or (y) are met after December 31, 2001, and the reason such condition was not met prior to December 31, 2001 is lack of resolution of intercreditor issues or the Official Creditors' Committee's refusal to support an Acceptable Plan (as hereinafter defined) proposed by the Company in sufficient time for it to be confirmed by December 31, 2001, the Reorganization Bonus shall be $900,000. "Acceptable Plan" means a plan of reorganization for the Company and its debtor-subsidiaries that (a) is confirmable under section 1129 of the Bankruptcy Code and (b) distributes substantially all of the economic value of the Company (subject to secured creditors claims and appropriate consideration for new money infusion, if any)


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



to unsecured creditors represented by the Committee and (c) otherwise has customary and reasonable terms.

     (d) Expenses. The Company will promptly reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive during the Employment Term in connection with the business of the Company and the performance of his duties under this Agreement including, but not limited to, the reimbursement of Executive on a fully tax grossed-up basis for the reasonable costs of permanently relocating to the Denver Metropolitan area (including real estate brokerage fees and costs and the benefits under the Company's existing relocation program for Tier I employees), upon presentation to the Company by Executive of a reasonably itemized accounting of such expenses with reasonable supporting data. All such expenses relating to Executive's relocation shall be reviewed by the Board.

     (e) Other Benefits. During the Employment Term, Executive shall be entitled to continue to participate in all of the employee benefit plans and arrangements ("Benefit Plans") in effect on the date hereof in which Executive participates, or Benefit Plans providing Executive with at least equivalent benefits thereunder. Executive shall be entitled to participate in or receive benefits under any Benefit Plan made available by the Company in the future to all (but not less than all) other key employees, subject to and on a basis consistent with the terms, conditions and administration of such Benefit Plans. Any payments or benefits payable to Executive hereunder (other than any annual bonus payment) in respect of any year during which the Termination Date occurs prior to June 1 shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such year during which the Employment Term was in effect.

     (f) Vacations. Executive shall be entitled to vacation time, paid holidays and personal days, determined in accordance with the Company's policy then in effect but not less than 4 weeks in any calendar year.

     (g) Services Furnished. The Company shall furnish Executive with such office space, stenographic assistance and other office facilities and services as shall be suitable to Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof, in the Denver Metropolitan area or at the Company's headquarters.

     (h) During the term of this Agreement, Executive will have full use of a company vehicle at Company's expense.


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




     6. Termination.

     (a) If this Agreement is terminated by Executive for "good reason" (as defined below), or by the Company for any reason other than Executive's death, Disability (as defined in Section 6(d) below) or for "cause" (as defined below) at any time after May 31, 2001 the Company shall pay Executive within five days of the date of the notice of termination a lump sum termination benefit in an amount equal to fifteen months' Base Salary at the rate then in effect.

     For purposes of this Agreement, termination for "cause" shall be limited to termination based on Executive's (i) willful and continued failure to substantially perform his duties hereunder (other than any such failure arising from his disability) provided that Executive shall first have received a notice in writing from the Board or the Special Committee specifying in reasonable detail the alleged failures and providing Executive a reasonable opportunity to cure same; (ii) acts of intentional dishonesty resulting in demonstrable harm to the Company; or (iii) conviction of felony.

     For purposes of this Agreement, Executive shall be entitled to terminate this Agreement for "good reason" if (i) Executive is no longer CEO of the Company or is required to report to anyone other than the Board or the Special Committee, (ii) Executive is assigned duties inconsistent with those duties customarily assigned to senior executive officers of the Company, or (iii) there is a material breach by the Company in the performance of any of the terms and conditions of this Agreement, provided Executive shall first have given written notice to the Board or the Special Committee regarding such breach and given the Company a reasonable opportunity to cure such breach.

     (b) If Executive dies during the Employment Term, Executive's obligations under this Agreement will terminate and the Company will pay the estate of Executive an amount equal to one year's Base Salary at the rate then in effect.

     (c) If, during the Employment Term, Executive is prevented from performing his duties by reason of illness or incapacity for three consecutive months in any one hundred eighty (180) day period (a "Disability"), the Company may terminate this Agreement, upon fourteen (14) days notice to Executive or his duly appointed legal representative. Executive will be entitled to all benefits provided under any disability plans of the Company.


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




     (d) The Company shall be responsible for any gross-up payment required to offset any excise taxes placed on Executive if any payments made to Executive under Section 5(a) are considered "parachute payments" (within the meaning of Section 280g of the Internal Revenue Code) or any payments or reimbursements to Executive for temporary housing or relocation expenses result in net taxable income to Executive (net of any offsetting deductions).

     7. Directors' and Officers' Insurance; Indemnification.

     (a) The Company represents that Executive is covered by the Directors' and Officers' liability insurance policy currently in effect which provides $60,000,000 of coverage for all directors and officers, and that the Company will use its commercially reasonable efforts to obtain such a policy providing coverage for acts by officers and directors after such date in an amount which the Special Committee and Executive in good faith mutually determine to be reasonable.

     (b) In addition to any rights to indemnification to which Executive is entitled under the Company's Articles of Incorporation and Bylaws, the Company shall indemnify Executive at all times during and after the Employment Term of this Agreement to the maximum extent permitted under the Delaware Business Corporation Act or any successor provision thereof, and any and all applicable state law, and shall pay Executive's expenses in defending any civil action, suit or proceeding in advance of the final disposition of such action, suit or proceed ing to the maximum extent permitted under such applicable state laws for Executive's action or inaction on behalf of the Company under the terms of this Agreement including but not limited to any acts or alleged acts arising out of events prior to Executive's employment by the Company which obligation shall survive the termina tion of Executive's employment or the termination of the other provisions of this Agreement.

     8. Confidential Information, Removal of Documents, etc.

     (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and the businesses and investments of the Company, which shall have been obtained by the Executive during the Executive's employment by the Company, including such information with respect to any products, improvements, formulas, designs or styles, processes, services, customers, suppliers, marketing techniques, methods, future


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plans or operating practices ("Confidential  Information");  provided,  however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any specific information or type of information generally not considered confidential by persons engaged in the same business as the Company, or information disclosed by the Company or any officer thereof to a third party without restrictions on the disclosure of such information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by the Company.

     (b) Removal of Documents. All records, files, drawings, documents, models, and the like relating to the business of the Company, which the Executive prepares, uses or comes into contact with and which contain Confidential Information shall not be removed by the Executive from the premises of the Company (without the written consent of the Company) during or after the Employment Period unless such removal shall be required or appropriate in connection with his carrying out his duties under this Agreement, and, if so removed by the Executive, shall be returned to the Company immediately upon termination of the Executive's employment hereunder.

     (c) Remedies. Without prejudice to any other remedies that the Company may have for breach of this Agreement by the Executive, in the event of a breach or threatened breach of this Section 8, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

     Continuing Operation. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 8.

     9. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with


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



respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

     10. Notices. All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed give if delivered by hand or mailed by first class mail, postage prepaid, to the last known address of the recipient.

     11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

     12. Assignment. Neither this Agreement nor any rights or duties hereunder may be assigned by Executive or the Company without the prior written consent of the other, such consent not to be unreasonably withheld.

     13. Amendments. No provisions of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing, signed by each party to this Agreement.

     14. Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

     15. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constituted one and the same instrument.

     16. Arbitration. Any dispute, controversy or question arising under, out of, or relating to this Agreement (or the breach thereof), or, Executive's employment with the Company or termination thereof, shall be referred for arbitration in the State of Colorado to a neutral arbitrator selected by Executive and the Company and this shall be the exclusive and sole means for resolving such dispute.

     17. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof.




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


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                            By:  /s/Randall Curran
                                               ---------------------------------
                                                  Randall Curran


                                            ICG COMMUNICATIONS, INC.


By:  Bernard L. Zuroff                      By:  /s/William J. Laggett
---------------------------------              ---------------------------------
                                                  Chairman of the Special
                                                  Executive Committee of the
                                                  Board of Directors


                                            ICG HOLDINGS, INC.


                                            By:  Bernard L. Zuroff
                                               ---------------------------------


                                            ICG SERVICES, INC.


                                            By:  Bernard L. Zuroff
                                               ---------------------------------

                                            ICG EQUIPMENT, INC.


                                            By:  Bernard L. Zuroff
                                               ---------------------------------

                                            ICG TELECOM, INC.


                                            By:  Bernard L. Zuroff
                                               ---------------------------------


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